Zeros & Ones Files Historical SEC Reports

Filing of Annual and Quarterly Reports on Forms 10-KSB and 10-QSB for Prior Periods Brings Financial Reporting Up-to-Date With SEC Requirements

LOS ANGELES, CA -- 04/02/2007 -- Zeros & Ones, Inc. (OTCBB: ZROS), a diversified media and technology holding company dedicated to improving the quality of the digital world for both businesses and consumers, announced today that it has completed the filing of updated historical quarterly and annual reports that were either never filed previously or required corrections.

Under prior management and while the company had dormant operations, Zeros & Ones had failed to file an annual report for the calendar year 2004 and quarterly reports for 2005. After current management took over control of the company, it disclosed Zeros & Ones' financial information for 2003, 2004 and 2005 through a comprehensive annual report on Form 10-KSB for the year ended December 31, 2005. In response to comments received from the Securities and Exchange Commission, Division of Corporation Finance, Zeros & Ones elected to amend the financial statements and disclosures contained in the 2005 Form 10-KSB, to present such financial statements and other information by filing separate annual reports for the calendar years 2003, 2004 and 2005, and to file separate quarterly reports for the quarterly periods occurring during these years.

For 2006, Zeros & Ones has elected to file amended quarterly reports for the first three quarters of 2006 in order to address the treatment of convertible securities and other accounting matters reflected therein.

Zeros & Ones has determined that the changes in accounting treatment of the modified items and the correction of the modified numbers from prior filings do not represent a material change to the company's financial position on the whole. To the extent that these disclosures modify the company's financial position, while the net loss from these periods has slightly increased, the total outstanding debt from each period has been reduced, which, in the company's opinion, taken together has a net positive effect on its overall financial position.

Today, the Company has also filed its annual report on Form 10-KSB for the year ended December 31, 2006.

Zeros & Ones believes that it has now completed the process of updating the historical financial records of the company, marking a return to compliance with SEC financial reporting practices.

About Zeros & Ones, Inc.

Zeros & Ones is a media holding company focused on bringing innovative technologies, media assets, and strategic partnerships together to deliver next-generation commercial and consumer solutions to empower, enhance, and enrich our digital world. The company's goal is to work with strategic partners in the technology and entertainment sectors to locate, partner with, and acquire complementary technologies and media assets that position the company in the value chain from content creation to direct distribution to the consumer. More information can be found at www.zerosones.com.

Safe Harbor

This news release contains forward-looking statements, including but not limited to, those that refer to the company's future development plans or operating results. Actual results could differ materially from those anticipated due to risk factors that include, but are not limited to, lack of timely development of products and services; lack of market acceptance of products, services and technologies; inadequate capital; adverse government regulations; competition; breach of contract; inability to earn revenue or profits; dependence on key individuals; inability to obtain or protect intellectual property rights; inability to obtain listing for the company's securities; lower sales and higher operating costs than expected; technological obsolescence of the company's products; limited operating history and risks inherent in the company's markets and business.

Contact:
For additional information:
Zeros & Ones, Inc.
info@zerosones.com